Exhibit e.2

Renewal of Distribution Agreement

Agreement made this 6th day of August, 2012 by and between Nuveen Investment Funds, Inc. (formerly First American Investment Funds, Inc.), a Corporation organized under the laws of Minnesota (the “Fund”), and NUVEEN SECURITIES, LLC (formerly Nuveen Investments, LLC), a Delaware corporation (the “Underwriter”);

WHEREAS, the parties hereto are the contracting parties under that certain Distribution Agreement (the “Agreement”) pursuant to which the Underwriter acts as agent for the distribution of shares of the Fund; and

WHEREAS, the Agreement terminates December 31, 2012 unless continued in the manner required by the Investment Company Act of 1940;

WHEREAS, the Board of Trustees of the Fund, at a meeting called for the purpose of reviewing the Agreement has approved the Agreement and its continuance until August 8, 2013 in the manner required by the Investment Company Act of 1940;

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 8, 2013 and ratify and confirm the Agreement in all respects.

NUVEEN INVESTMENT FUNDS, INC.

By:	/s/ Kevin J. McCarthy
Vice President

ATTEST:

/s/ Virginia O’Neal

NUVEEN SECURITIES, LLC

By:	/s/ Gifford R. Zimmerman
Managing Director

ATTEST:

/s/ Virginia O’Neal